Exhibit 99.1

SECOND AMENDMENT TO PROMISSORY NOTE

This Second Amendment to Promissory Note (“Second Amendment”), effective as of March 16, 2010 (“Effective Date”), amends and supplements the terms and conditions of that certain Promissory Note dated March 9, 2009 (“Note”) between China Tel Group, Inc., a Nevada corporation (“Maker”), and Trussnet Capital Partners (HK) Ltd., a Hong Kong limited liability company (“Payee”), in the original principal amount of US$191,000,000 (“Original Principal Amount”), as previously amended by the First Amendment to Promissory Note effective March 5, 2010 (“First Amendment”).

RECITALS

A.	Payee has not assigned any of its beneficial interest in the Note and is the holder of all right, title and interest under the Note.

B.	Maker’s equity investors have expressed concern regarding potential stock dilution pursuant to the stock conversion rights granted to Maker under the First Amendment.

C.	Maker and Payee desire to clarify and further amend certain terms of the First Amendment.

AGREEMENT

1.
Section 5 of the First Amendment is revised as follows:  Maker promises to pay Payee all amounts due under the Note (as amended) in lawful money of the United States.  Payee shall have the right to elect to receive payment of all or any portion of the past or future accrued interest and/or extension fees, but not any portion of the Original Principal Balance, in either U.S. Dollars, or in shares of Series A common stock of Maker (“Shares”).  If Payee elects to receive payment of any amount in Shares, such Shares shall be issued to Payee at eighty percent (80%) of the ten day weighted average closing price of the Shares as quoted on the OCTBB as of the Maturity Date as extended (“Share Calculation”).  Any Shares issued to Payee by Maker will not have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements.

2.	Payee shall physically affix this Second Amendment to the Note and shall not seek to endorse, negotiate or otherwise assign the Note separate from the First Amendment and this Second Amendment.

3.	Except as expressly modified by this Amendment, all other terms and conditions of the Note and the First Amendment remain in full force and effect.

4.
This Second Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original copy, and all of which, when taken together, shall constitute one and the same document.

MAKER: CHINA TEL GROUP, INC. By /s/ George Alvarez George Alvarez, its CEO	PAYEE: TRUSSNET CAPITAL PARTNERS (HK) LTD. By /s/ Colin Tay Colin Tay, its President